Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VICTORY CAPITAL HOLDINGS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Victory Capital Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

FIRST: The Board of Directors of the Corporation has duly adopted resolutions setting forth proposed amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting all of the text in paragraph A of Section I of Article IV and replacing it with the following in substitution therefor:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 700,000,000, which shall be divided into two classes as follows: 600,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting all of the text in Article IX and replacing it with the following in substitution therefor:

ARTICLE IX.
COMPETITION AND CORPORATE OPPORTUNITIES

A.       In recognition and anticipation that certain (i) directors, principals, members, officers, associated funds, employees and/or other representatives of the Crestview Entities and their respective Affiliates (the “Crestview Covered Persons”) and (ii) directors, officers, employees and/or other representatives of Amundi Asset Management S.A.S. and its Affiliates (the “Amundi Covered Persons”) may serve as directors, officers or agents of the Corporation, and that the Crestview Entities, Amundi Asset Management S.A.S. and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Crestview Entities, Amundi Asset Management S.A.S. or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.       Except as provided in Section E of this Article IX, (i) for so long as any Crestview Covered Person serves as a director, officer or agent of the Corporation, none of the Crestview Entities or any of their respective Affiliates (the “Crestview Identified Persons”) and (ii) for so long as any Amundi Covered Person serves as a director, officer or agent of the Corporation or of any of the Corporation’s subsidiaries, none of Amundi Asset Management S.A.S., any of its Affiliates or any of the Amundi Covered Persons (the “Amundi Identified Persons,” together with the Crestview Identified Persons, the “Identified Persons” and, individually, an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section D of this Article IX. Subject to said Section D of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

C.       In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation and its subsidiaries, taken as a whole, are neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s or its subsidiaries’ businesses (or complementary thereto) or is of no practical advantage to the Corporation or its subsidiaries or (iii) is one in which neither the Corporation nor its subsidiaries has any interest or reasonable expectancy.

D.       The Corporation does not renounce its interest in any corporate opportunity offered to any Person if such opportunity is offered to such Person in his or her capacity as a director or officer of the Corporation. For the avoidance of doubt, confidential and proprietary information of the Corporation may be used and disclosed by Persons serving as directors, officers or agents of the Corporation only in accordance with the Corporation’s applicable policies.

E.       This Article IX does not amend, supersede or modify in any way the obligations of Amundi Asset Management S.A.S. or any of its Affiliates under agreements between Amundi Asset Management S.A.S. and its Affiliates, on the one hand, and the Corporation on the other.

F.       To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

G.       For purposes of this Article IX, “Affiliate” shall mean (a) in respect of any Crestview Entity, any Person that directly or indirectly is controlled by such Crestview Entity, controls such Crestview Entity or is under common control with such Crestview Entity and shall include any Crestview Partner or Crestview Associate, (b) in respect of Amundi Asset Management S.A.S., Amundi S.A. and its subsidiaries and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

SECOND: That thereafter a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: This Certificate of Amendment shall be effective at 12:01 a.m., Eastern Time, on April 1, 2025.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 31st day of March, 2025.

VICTORY CAPITAL HOLDINGS, INC.

By:	/s/ David C. Brown
Name: David C. Brown
Title: Chairman and Chief Executive Officer

Signature Page to Charter Amendment